SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         Western Power & Equipment Corp
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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      2. Aggregate number of securities to which transaction applies:

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      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4. Proposed maximum aggregate value transaction:

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      5. Total fee paid:

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      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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      4.    Date Filed:

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

                         WESTERN POWER & EQUIPMENT CORP.
                        4601 N.E. 77th Avenue, Suite 200
                           Vancouver, Washington 98662

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 January 9, 2002

To the Stockholders of Western Power & Equipment Corp.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of Western Power & Equipment Corp., a Delaware corporation (the "Company"), will be held at 10:00 a.m on January 9, 2002, at the offices of Mintz & Fraade, P.C., 488 Madison Avenue, Suite 1100, New York, NY, 10022, for the following purposes:

      (a) To elect a five member Board of Directors to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified;

      (b) To consider and act upon the proposal to issue 600,000 shares of common stock of the Company to the Robert Rubin Family Stock Trust.

      (c) To consider and act upon the proposal to issue options to purchase 25,000 shares of common stock of the Company to each of Dr. Seymour Kessler and Allen Perres pursuant to the 1995 Stock Option Plan, as amended; and

      (d) To consider and transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

      In accordance with the provisions of the Company's By-laws, the Board of Directors has fixed the close of business on December 10, 2001 as the date for determining the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Dated: December 14, 2001

                                            By Order of the Board of Directors,


                                            Mark J. Wright, Secretary

      STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE
              ENCLOSED PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.

      It is desirable that as many stockholders as possible be represented, in person or by proxy, at the Annual Meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.


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

                     [THIS PAGE IS INTENTIONALLY LEFT BLANK]


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

                         WESTERN POWER & EQUIPMENT CORP.
                        4601 N.E. 77th Avenue, Suite 200
                           Vancouver, Washington 98662

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 January 9, 2002

                                                               December 14, 2001

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Western Power & Equipment Corp. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held on January 9, 2002, and at any adjournment thereof (the "Annual Meeting"). Further, solicitation of proxies may be made personally, or by telephone or telegraph, by regularly employed officers and other employees of the Company, who will receive no additional compensation for such. The cost of soliciting proxies will be borne by the Company which may enlist the assistance, and reimburse the reasonable expenses, of banks and brokerage houses in the additional solicitation of proxies and proxy authorizations, particularly from their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses.

      All shares represented at the Annual Meeting by proxies will be voted provided that such proxies are properly signed and dated. In cases where a choice is indicated, the shares represented will be voted in accordance with the specifications so made. In cases where no specifications are made, the shares represented will be voted FOR the election as directors of the nominees listed below, FOR the issuance of 600,000 shares of common stock of the Company to the Robert Rubin Family Stock Trust and FOR the issuance of 25,000 options to purchase shares of common stock of the Company to each of Dr. Seymour Kessler and Allen Perres.

      Any stockholder executing and returning a proxy has the power to revoke such proxy at any time prior to the voting thereof by: (a) written notice to the Secretary of the Company at the Company's headquarters delivered prior to the commencement of the Annual Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Annual Meeting.

      A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 2001 (the "2001 Fiscal Year"), as amended, including financial statements, which is incorporated by reference into this Proxy Statement and made a part hereof is being mailed concurrently herewith (on or about December 14, 2001) to all stockholders of record at the close of business on December 10, 2001.


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

                                VOTING SECURITIES

      Only stockholders of record at the close of business on December 10, 2001 are entitled to vote at the Annual Meeting. The total number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, issued, outstanding and entitled to be voted on the record date was 3,403,162 shares. Each of such shares of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The holders of a majority of the outstanding votes (i.e., 1,701,582 votes) shall constitute a quorum A quorum is necessary to hold a valid meeting. In accordance with the Company's Certificate of Incorporation and By-laws, and applicable law, the election of directors shall be by a plurality of the votes cast and the ratification of the issuance of 600,000 shares of common stock of the Company to the Robert Rubin Family Stock Trust and the issuance of 25,000 options to purchase shares of common stock of the Company to each of Dr. Seymour Kessler and Allen Perres shall be by a majority of the votes cast.

      Abstentions and broker non-votes are not counted as votes cast in the election of directors and will have no effect on the election of directors except to the extent that they affect the total votes received by a candidate. On matters other than the election of directors, abstentions will be counted as votes cast, which will have the same effect as a negative vote on the matter. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.


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

Shares Held By Directors and Named Executive Officers

      Set forth in the table below is information concerning the ownership, as of the close of business on November 30, 2001, of the Common Stock by the Company's directors and Named Executive Officers and all directors and present executive officers as a group.

--------------------------------------------------------------------------------
Name and Address                       Amount and Nature of       Percent (1)
----------------                       Beneficial Ownership (1)   -----------
                                       ------------------------
--------------------------------------------------------------------------------

C. Dean McLain (2)                     529,485                    15.5%

Mark J. Wright (3)                     100,000                     2.9%

Robert M. Rubin (4)                    705,197                    20.7%

Dr. Seymour Kessler(5)                 25,000                     0%

Allen Perres (6)                       25,000                     0%

Irwin Pearl                            0                          0%

--------------------------------------------------------------------------------
All directors and executive            1,384,682                  39.9%
officers as a group (5 persons)

--------------------------------------------------------------------------------

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.
(2) Excludes Mr. McLain's indirect ownership in the Company through his beneficial ownership of options to purchase 300,000 shares of AUGI common stock. Includes Mr. McLain's direct beneficial ownership of 29,485 shares of common stock of the Company and exercisable options to acquire 500,000 shares of Company Common Stock. Mr. McLain's beneficial ownership of AUGI common stock represents 2.4 percent of AUGI voting stock as at November 30, 2001.
(3) Includes exercisable stock options to purchase 100,000 shares of common stock of the Company issued to Mr. Wright for services rendered to the Company.

------------------------------


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

(4) Excludes Mr. Rubin's indirect ownership in the Company through his ownership of an aggregate of 2,087,798 voting shares of AUGI, the Company's principal stockholder, including 2,000 shares of AUGI common stock, options to purchase an additional 840,000 shares of AUGI common stock, and 1,245,798 held by the Rubin Family Irrevocable Stock Trust, to which Mr. Rubin disclaims beneficial ownership. Excludes the 600,000 shares of Common Stock issuable upon shareholder approval to the Rubin Family Irrevocable Stock Trust, to which Mr. Rubin will disclaim beneficial ownership. Includes Mr. Rubin's direct beneficial ownership of Company Common Stock through 205,197 shares of Company Common Stock and his ownership of exercisable options to acquire 500,000 shares of Company Common Stock. Mr. Rubin's beneficial ownership of AUGI voting stock represents 16.8 percent of AUGI voting stock as at November 30, 2001.
(5) Includes stock options to purchase 25,000 shares of common stock of the Company issued to Dr. Kessler for services rendered to the Company, subject to shareholder approval at this meeting.
(6) Includes stock options to purchase 25,000 shares of common stock of the Company issued to Mr. Perres for services rendered to the Company, subject to shareholder approval at this meeting.

Shares Held by Certain Other Stockholders

The following table sets forth, as of the close of business on November 30, 2001, certain information with respect to each person who is known to the Company to be the beneficial owner of more than five (5%) percent of the Common Stock, other than the directors set forth in the Directors and Named Executive Officers Ownership Table above.

--------------------------------------------------------------------------------
Name and Address                       Amount and Nature of       Percent (1)
----------------                       Beneficial Ownership (1)   -----------
                                       ------------------------
--------------------------------------------------------------------------------
American United Global, Inc.
("AUGI")
2489 152nd Avenue NE
Richmond, WA, 98052 (2)                1,222,586                  35.9%

--------------------------------------------------------------------------------

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.
(2) Mr. Rubin has been the Chief Executive Officer of American United Global, Inc. ("AUGI"), the Company's majority shareholder, since October 1990, and also served as Chairman of AUGI from October 1990 until January 1996. From March 1, 1993 through June 13, 1995, Mr.


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

      McLain served as Executive Vice President of AUGI. Mr. McLain has served on the Board of Directors of AUGI since March 7, 1994.

Voting by Directors and Executive Officers

      It is anticipated that the directors and the Named Executive Officers of the Company will vote, FOR the election as directors of the nominees listed below and FOR the issuance of 600,000 shares of common stock of the Company to the Robert Rubin Family Stock Trust.

                              ELECTION OF DIRECTORS

      The individuals named in the enclosed form of proxy will vote, if so authorized, FOR the persons named below as directors of the Company, each of whom has served as a director of the Company for the periods so indicated. Each such person is to be elected to hold office until the next succeeding Annual Meeting of Stockholders and until his successor is duly elected and qualified. Management of the Company is not aware of any reason why any of the nominees will not be able to serve. If a nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may, in their sole discretion, vote FOR such substitute nominee the present Board of Directors may recommend.

--------------------------------------------------------------------------------
Name             Age    Principal Positions with the Company    Director Since
----             ---    ------------------------------------    --------------
--------------------------------------------------------------------------------

C. Dean McLain   48     Chairman of the Board of                     1993
                        Directors of the Company

Robert M. Rubin  59     Director of the Company                      1992

Dr. Seymour      69     Director of the Company                      2000
Kessler

Allen Perres     53     Director of the Company                      2000

Irwin Pearl      59     Director of the Company                      2001

--------------------------------------------------------------------------------

C. DEAN MCLAIN. Mr. McLain has served as President, Chief Executive Officer, and a director of the Company since March 7, 1993. Mr. McLain was elected Chairman of the Board of Directors effective August 1, 1998. From March 1, 1993 through June 13, 1995, Mr. McLain served as Executive Vice President of AUGI. Mr. McLain has served on the Board of Directors of AUGI since March 7, 1994. From January 1990 through January 1993, Mr. McLain served as Manager of Privatization of Case Corporation.

ROBERT M. RUBIN. Mr. Rubin has been the Chief Executive Officer of American United Global, Inc. ("AUGI"), an approximately 36% stockholder of the Company', since October 1990, and also served as Chairman of AUGI from October 1990 to present. Mr. Rubin served as the Chairman of the Board of Directors of the Company from


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

November 20, 1992 to August 1, 1998. Mr. Rubin is also a director of Medimerge, Inc. Mr. Rubin was Chairman of the Board of ERD Waste Technology, Inc., a diversified waste management public company specializing in the management and disposal of municipal solid waste, industrial, and commercial non-hazardous waste and hazardous waste. ERD Waste Technology filed for Chapter 11 bankruptcy reorganization in the year 2000. Mr. Rubin also served as Chairman of IDF International Inc., which is no longer in business, and was a director of Help at Home, Inc. through 2000.

DR. SEYMOUR KESSLER. Dr. Kessler was elected a Director of the Company in 2000. He has also been a partner at RKP Capital Partners since 1996 and serves as a Director of Magna Labs. Dr. Kessler served as President & C.E.O. of Princeton Dental Management Corp. (one of the nation's first home health care companies). He has also served as Vice Chairman of the Board of Peterson Bank, Chairman of the Board of First National Bank of Wheaton and Chairman of the Executive and Loan Committees for First National Bank in Lincolnshire.

ALLEN PERRES. Mr. Perres was elected a Director of the Company in 2000. He has also been a managing partner at RKP Capital Partners since 1996 and serves as a Director of American United Global International. Mr. Perres was a co-founder and principal of RealCorp., Inc. a commercial real estate investment company.

IRWIN PEARL. Mr. Pearl was appointed as a Director in July 2001. Mr. Pearl has been the Chief Operating Officer of E-GlobalNet Inc. since 1997. He was President and a Director of PhaseOut of America from 1993 to 1997. Mr. Pearl was Executive Vice-President and a Director of Aqua Sciences International from 1985 to 1992.

Board Committees and Attendance Records

The Company's Audit and Compensation Committee currently consists of Allan Perres, Seymour Kessler and Irwin Pearl. None of Messr. Perres, Kessler, or Pearl are officers or employees of the Company and none have served in such capacities with the Company in the past.

During the 2000 Fiscal Year, there was one formal meeting of the Board of Directors of the Company. All of the then directors were in attendance. In addition, the Board of Directors took 4 actions by unanimous written consent of Directors in lieu of a meeting.

During the 2001 Fiscal Year, there were two formal meeting of the Board of Directors of the Company. All of the then directors were in attendance. In addition, the Board of Directors took 8 actions by unanimous written consent of Directors in lieu of a meeting.

Audit Committee Report

      The Board of Directors has maintained an Audit Committee comprised of two of the Company's outside directors. With the addition of the third member, the Board of Directors and the Audit Committee believe that the Audit Committee's member composition will satisfy the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, Rule 310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

      In accordance with its written charter adopted by the Board of Directors (set forth in Appendix "A" to


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

this proxy statement), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

      (1) reviewed and discussed the audited financial statements with management;

      (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

      (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2000, as amended and filed with the Securities and Exchange Commission.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, as amended and filed with the Securities and Exchange Commission.

Compensation Committee Report

      Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of Compensation Committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations.

Formation

      The Company's Compensation Committee was formed on June 9, 2000 and its mandate is to assist the Board in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the employees of the Company, including: (i) the review and approval of the Company's compensation philosophy; (ii) the review and approval of compensation programs, plans and awards; (iii) administration of the Company's short- and long-term incentive plans and other stock or stock-based plans, and; (iv) to issue an annual report on executive compensation for inclusion in the Company's proxy statement.

Insider Participation and Interlocks

      While the Company has had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal year 2001 were, affiliated as an officer and/or director, there are no such relationships in which members of the Committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the Compensation Committee.


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

Director and Executive Compensation

      Existing executive compensation agreements were entered into on July 26, 2000. For information regarding these agreements, please see "Employment Contracts with Named Executive Officers".

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                  THE ABOVE-LISTED SLATE OF DIRECTOR-NOMINEES

         RATIFICATION OF THE ISSUANCE OF 600,000 SHARES OF THE COMPANY'S
               COMMON STOCK TO THE ROBERT RUBIN FAMILY STOCK TRUST

            The Company's Board of Directors has unanimously approved the issuance of 600,000 shares of the Company's Common Stock to the Robert Rubin Family Stock Trust.

            The issuance of 600,000 shares of the Company's common stock to the Robert Rubin Family Stock Trust is in connection with the role Mr. Rubin played in negotiating a merger transaction which was contemplated by and between the Company and eMobile, Inc. (the "EMI transaction"). Mr. Rubin is both a director and consultant to the Company. When the Board determined to explore the prospect of acquiring or combining with a high-technology company as a means of increasing its shareholders' value in the Company, Mr Rubin on behalf of the Company, having had previous experience with start-up high-technology companies, reviewed many business plans of high technology companies and met or spoke with representatives of such companies. Mr. Rubin met with representatives of EMI and introduced such representatives to the Company. Mr. Rubin also played an active role in negotiating the terms of the EMI transaction. The EMI transaction is now terminated.

            The issuance of 600,000 shares of the Company's common stock will not increase Mr. Rubin's beneficial ownership of the Company's common stock because he will disclaim beneficial ownership of such shares. Mr. Rubin has assigned his interest in the stock to the Robert Rubin Family Stock Trust. The stock has no preemptive rights. Such issuance will not have a dilutive effect on the earnings per common share of the Company. However, it will result in an immediate dilution in the net tangible book value per share of approximately $.33.

            As part of the terminated eMobile merger transaction and for consulting services rendered, the Board of Directors has determined that it is in the best interest of the Company to issue 600,000 shares of the Company's Common Stock to the Robert Rubin Family Stock Trust.

THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE ISSUANCE OF 600,000 SHARES
      OF THE COMPANY'S COMMON STOCK TO THE ROBERT RUBIN FAMILY STOCK TRUST


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

RATIFICATION OF THE ISSUANCE TO DR. SEYMOUR KESSLER AND ALLEN PERRES OF OPTIONS
            TO PURCHASE 25,000 SHARES OF COMMON STOCK OF THE COMPANY

            The Company's Board of Directors has unanimously approved the issuance of options to purchase 25,000 shares of the Company's Common Stock to each of Dr. Seymour Kessler and Allen Perres.

            The issuance to each of Allen Perres and Dr. Seymour Kessler of options to purchase 25,000 shares of the Company's Common Stock is pursuant to the Company's 1995 Stock Option Plan and for services rendered as directors of the Company.

 THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE ISSUANCE TO DR. SEYMOUR KESSLER AND ALLEN PERRES OF OPTIONS TO PURCHASE 25,000 SHARES OF COMMON STOCK OF
                                  THE COMPANY

                             MANAGEMENT REMUNERATION

Summary Compensation Table

     The following table sets forth the amount of all compensation paid during each of the last three fiscal years to the Chief Executive Officer and to each of the Company's other executive officers for services in all capacities to the Company.

                                                                                                  Long-Term
                                                                                                 Compensation
                                                        Annual Compensation                         Awards
                                         -------------------------------------------------       ------------
                                                                              Other Annual         Number of          All Other
Name and Principal Position              Year       Salary         Bonus      Compensation          Options        Compensation
---------------------------              ----      --------      --------     ------------       ------------      ------------
Robert M. Rubin                          2001             0             0             0                   0           $200,000
Consultant; former Chairman(1)           2000      $150,000             0             0             500,000                  0
                                         1999       150,000             0             0                   0                  0
                                         1998       150,000             0             0             100,000                  0

C. Dean McLain                           2001      $387,474             0          1,369                  0             31,199
President, CEO, Chairman of the          2000       322,502             0         11,668            500,000             31,199
Board(2)                                 1999       300,425             0          7,281                  0             22,596
                                         1998       280,000        68,935         40,000            425,000             22,596

Mark J. Wright                           2001      $173,265             0          9,000                  0              7,718
Vice President of Finance and CFO        2000       157,674             0          5,040            100,000              6,114
                                         1999       132,588        20,000          4,680                  0              7,778
                                         1998        98,958        15,000              0             98,500                  0

(1) The Company's employment agreement with Mr. Rubin, pursuant to which Mr. Rubin was paid a base salary of $150,000 plus an annual bonus, expired July 31, 1998. See "Employment, Consulting and Incentive Compensation Agreements" below. Mr. Rubin resigned as Chairman effective August 1, 1998. The Company entered into a consulting agreement with Mr. Rubin, effective August 1, 1998 and expiring August 1, 2000, pursuant to which Mr. Rubin was paid a salary of $150,000 plus all authorized business expenses. The Company entered into a new seven (7) year consulting agreement with Mr. Rubin effective August 1, 2000 which pays Mr. Rubin a base salary of $200,000 plus all authorized business expenses in the first year, followed by a 3% raise in each successive year of the contract. See "Employment, Consulting and Incentive Compensation Agreements," below.

(2) Mr. McLain joined the Company in March 1993, when he became its Chief Executive Officer. On July 31, 1995, Mr. McLain was permitted to and did purchase from AUGI 6,000 shares of AUGI's common stock at a price of $.01per share. On August 1, 1995, the closing price for a share of AUGI's common stock as reported by NASDAQ was $4.875. Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement expiring July 31, 2005. The base salary under this employment agreement commenced at $250,000 for fiscal 1996, and rises to $300,000 for fiscal 2000. His employment agreement also calls for Incentive Bonuses under certain circumstances. Effective as of August 1, 2000 Mr. McLain's employment agreement with the Company was terminated and he entered into a new employment agreement expiring July 31, 2007. The base salary under this employment agreement commences at $390,000 and increases yearly based upon the average percentage increase in salary for all employees of Employer for the current fiscal year over the previous fiscal year. His employment agreement also calls for Incentive Bonuses under certain circumstances. See "Employment, Consulting and Incentive Compensation Agreements" below. Mr. McLain became Chairman effective August 1, 1998.

During the three year period ended July 31, 2001, the Company did not grant any restricted stock awards or stock appreciation rights. Additionally, all of the Company's group life, health, hospitalization, medical reimbursement or relocation plans, if any, do not discriminate in scope, terms or operation, in favor of the Named Executive Officers and are generally available to all salaried employees. Further, no Named Executive Officer received, in any of the periods specified in the Summary Compensation Table, perquisites and other personal benefits, securities or property in an aggregate amount in excess of the lesser of $50,000 or 10% of the total salary and bonus reported for the Named Executive Officer in the fiscal year in which such benefits were received, and no single type of perquisite or other personal benefits exceeded 25% of the total perquisites and other benefits reported for the Named Executive Officer in the applicable fiscal year.

Option Grants Table

            The following table sets forth (a) the number of shares underlying options granted to each Named Executive Officer during the 2000 and 2001 Fiscal Years, (b) the percentage the grant represents of the total number of options granted to all Company employees during the 2000 and 2001 Fiscal Years, (c) the per share exercise price of each option, (d) the expiration date of each option, and (e) the potential realized value of each option based on: (i) the assumption of a five (5%) percent annualized compounded appreciation of the market price of the Common Stock from the date of the grant of the subject option to the end of the option term, and (ii) the assumption of a ten (10%) percent annualized compounded appreciation of the market price of the Common Stock from the date of the grant of the subject option to the end of the option term.

Option Grants in Last Fiscal Year

     The following table provides information regarding individual grants of stock options to each executive officer in fiscal 2000 and 2001.

                                                                                     Potential Realizable
                                    Individual Grants                                  Value at Assumed
-----------------------------------------------------------------------------------  Annual Rates of Stock
                                                                                    Price Appreciation for    % of Total Options
                                 Granted to                                              Option Term                   Employees
Exercise
                     Options     in Fiscal     of Base     Expiration
      Name           Granted        Year        Price         Date      5%    10%
---------------      -------    ----------    --------     ----------  ----  ----
C. Dean McLain        0

Robert M. Rubin       0

Mark J. Wright        0

Seymour Kessler       0

Allen Perres          0

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information concerning the exercise of stock options during the fiscal 2000 and 2001 by each executive officer and the fiscal year-end value of unexercised options held by that officer.

                                                     Number of Unexercised           Value of Unexercised
                                                                Options at        In-the-Money Options at
                        Shares                             Fiscal Year-End                Fiscal Year-End
                   Acquired on       Value       -------------------------      -------------------------
     Name             Exercise    Realized       Exercisable/Unexercisable      Exercisable/Unexercisable
---------------    -----------    --------       -------------------------      -------------------------
C. Dean McLain            0           0                   500,000                           N/A

Robert M. Rubin           0           0                   500,000                           N/A

Mark J. Wright            0           0                   100,000                           N/A

Seymour Kessler           0           0                         0                           N/A

Allen Perres              0           0                         0                           N/A

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

            The Company is exposed to market risk from changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices such as interest rates. For fixed rate debt, interest rate changes affect the fair value of financial instruments but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. At July 31, 2000, the Company had variable rate floor plan payables, notes payable, and long-term debt of approximately $82.4 million. Holding other variables constant, the pre-tax earnings and cash flow impact for the next year resulting from a one percentage point increase in interest rates would be approximately $0.8 million.

            At July 31, 2001, the Company had variable rate floor plan payables, notes payable, and long-term debt of approximately $67.8 million. Holding other variables constant, the pre-tax earnings and cash flow impact for the next year resulting from a one percentage point increase in interest rates would be approximately $0.7 million. The Company's policy is not to enter into derivatives or other financial instruments for trading or speculative purposes.

            The Company's policy is not to enter into derivatives or other financial instruments for trading or speculative purposes.

The following line graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock since July 31, 1996 as compared to the Nasdaq Stock Market and the S&P Machinery (Diversified) Index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG WESTERN POWER & EQUIPMENT CORP.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE S & P MACHINERY (DIVERSIFIED) INDEX

                              [LINE GRAPH OMITTED]

- $100 INVESTED ON 7/31/1996 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JULY 31.

                                                                      Cumulative Total Return
                                              ------------------------------------------------------------------------
                                                      7/96        7/97       7/98        7/99        7/00        7/01
WESTERN POWER & EQUIPMENT CORP.                     100.00      108.57     131.43       55.71      114.29       10.51
NASDAQ STOCK MARKET (U.S.)                          100.00      147.54     173.63      248.14      353.41      189.68
S & P MACHINERY (DIVERSIFIED)                       100.00      162.43     134.31      157.34      125.02      150.92

* Assumes $100 invested on July 31, 1995 in the Company's common stock or on July 31, 1995 in the Nasdaq Stock Market and S&P Machinery (Diversified) Index, including reinvestment of dividends. Fiscal year ending July 31.

The corporations comprising the S&P Machinery (Diversified) Index are as follows: Case Corporation, Caterpillar, Inc., Cincinnati Milicron, Cooper Industries, Deere & Co., Dover Corporation, Harnischfeger, Ingersoll Rand Corporation, NACCO Industries, Inc. (class A), and Timken.

                                                                                           Begin:     7/31/96
                                                                                      Period End:     7/31/01
                                                                                             End:     7/31/01

                                      Beginning
             Transaction   Closing      No. Of     Dividend    Dividend     Shares      Ending    Cum. Tot.
    Date*        Type      Price**    Shares***   per Share      Paid     Reinvested    Shares      Return
    -----        ----      -------    ---------   ---------      ----     ----------    ------      ------
    31-Jul-96    Begin      4.375       22.86                                           22.857      100.00

    31-Jul-97   Year End    4.750       22.86                                           22.857      108.57

    31-Jul-98   Year End    5.750       22.86                                           22.857      131.43

    31-Jul-99   Year End    2.438       22.86                                           22.857       55.71

    31-Jul-00   Year End    5.000       22.86                                           22.857      114.29

    31-Jul-01      End      0.460       22.86                                           22.857       10.51

* Specified ending dates or ex-dividends dates.
** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.
***'Begin Shares' based on $100 investment.

Director's Remuneration

            Each director, not otherwise a full time employee of the Company, is eligible to receive $5,000 per quarter, along with the reimbursement of their reasonable expenses incurred on the Company's behalf.

Employment, Consulting and Incentive Compensation Agreements

      Upon completion of the Company's 1995 initial public offering, the Company entered into an employment agreement with Mr. Rubin, effective as of June 13, 1995, that expired July 31, 1998. Pursuant to this agreement, Mr. Rubin served as Chairman of the Board of the Company and received an annual base salary of $150,000 plus bonuses if certain conditions were met. Effective August 1, 1998, the Company entered into a new two-year agreement with Mr. Rubin. Under the terms of this agreement, Mr. Rubin no longer served as Chairman, but provided consulting services to the Company. He received an annual fee of $200,000 plus all authorized business expenses. The Company then entered into a new seven (7) year consulting agreement with Mr. Rubin effective August 1, 2000 paying him $200,000 plus all authorized business expenses in the first year, followed by a 3% raise in each successive year of the contract.

      On March 5, 1996, Mr. Rubin received options to acquire 150,000 shares of Common Stock exercisable at $4.50 per share and vesting 33.3 percent on March 5, 1997 and 33.3 percent on each succeeding March 5 until all were vested. In August 1996, Mr. Rubin received options to acquire 50,000 shares of Common Stock, exercisable at $4.375 per share and vesting 50 percent on each of the first and second anniversaries of the date of grant. In November 1997, Mr. Rubin received options to acquire 100,000 shares of Common Stock, exercisable at $4.5625 per share which were all vested immediately.

      On August 1, 1996, Mr. McLain entered into an amended employment agreement with the Company that was to expire July 31, 2005. Pursuant to that agreement, Mr. McLain agreed to serve as President and Chief Executive Officer of the Company, and was to receive an annual base salary of $250,000 through the end of fiscal 1996 and $265,000 in fiscal 1997. The Company and Mr. McLain mutually agreed to terminate the existing agreement and entered into a new 10-year employment agreement, effective January 1, 1998. The 1998 agreement provides for an annual base salary, payable monthly, of $280,000 through July 31, 1998 and $290,000 through December 31, 1998. Under the terms of this new agreement, Mr. McLain's salary was to be increased each January 1st by the average percentage increase in pay for all employees during the preceding calendar year. In addition, Mr. McLain is entitled to receive a bonus payment equal to 5 percent of the consolidated pre-tax income in excess of $1,750,000 in each fiscal year covered under the employment agreement (the "Incentive Bonus"). The maximum amount of the Incentive Bonus payable under the new agreement were not to exceed $150,000 in any year through 2002, inclusive, and shall not exceed $200,000 in fiscal years 2003 through 2007, inclusive. Mr. McLain did not receive a bonus for the Company's 1999 fiscal year under the terms of his employment agreement. As used in Mr. McLain's employment agreement, the term "consolidated pre-tax income" is defined as consolidated net income of the Company and any subsidiaries of the Company subsequently created or acquired, before the Incentive Bonus, income taxes and gains or losses from disposition or purchases of assets or other extraordinary items.

      Under the terms of the employment agreement, in any year that Mr. McLain received the maximum bonus, he was entitled to receive options to purchase 25,000 additional shares of the Company's Common Stock at the market price per share on the date the options were issued that would vest one year from such date. Mr. McLain's employment agreement also provided for fringe benefits customary for senior executive officers in the industry in which the Company operates, including medical coverage, excess life and disability insurance benefits, and the use of an automobile supplied by the Company in addition to an $800 per month auto allowance. The aggregate value of all of the fringe benefits was approximately $40,000 per year.

      Effective as of August 1, 2000 Mr. McLain's employment agreement with the Company was terminated and he entered into a new employment agreement expiring July 31, 2007. The base salary under this employment agreement commences at $390,000 and increases yearly based upon the average percentage increase in salary for all employees of Employer for the current fiscal year over the previous fiscal year. His employment agreement also calls for Incentive Bonuses under certain circumstances. Mr. McLain did not receive a bonus for the Company's 2000 fiscal year.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of Dr. Kessler, Mr. Perres and Mr. Pearl. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members. Mr. McLain, the Chairman of the Board of Directors since August 1998, as well as its President and CEO, and Mr. Rubin, the Chairman of the Board of Directors before Mr. McLain, and currently a director and consultant for the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that they were each excluded from discussions regarding their own salary.

                              CERTAIN TRANSACTIONS

      Set forth below is a description of certain transactions between the Company and its directors, executive officers and beneficial owners of five percent or more of the outstanding Common Stock, or member of the immediate family of any of the foregoing persons, as well as certain business relationships between the Company and its directors, which occurred or existed in the 2000 and 2001 Fiscal Years.

      The real property and improvements used in connection with the Sacramento Operations, and upon which the Sacramento Operation is located, were sold by Case for $1,500,000 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to the Company under the terms of a 20-year commercial lease agreement dated March 1, 1996 with the Company paying an initial annual rate of $168,000. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $228,000. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The new lease qualifies for treatment as an operating lease.

      On December 11, 1997, the real property and improvements used in connection with Case's Yuba City, California operation, was purchased by McLain-Rubin Realty Company III, LLC ("MRR III"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company. Simultaneous with its acquisition of the Yuba City, California real property and improvements, MRR III leased such real property and improvements to the Company under the terms of a 20-year commercial lease agreement dated effective December 11, 1997 with the Company paying an initial annual rate of $54,000. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $66,000. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The new lease qualifies for treatment as an operating lease.

      In February 1999, the real property and improvements used in connection with the Company's Sparks, Nevada operation and upon which such operation is located, were sold to McLain-Rubin Realty, L.L.C. (MRR) under the terms of a real property purchase and sale agreement. MRR is a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and Chairman of the Company, and Robert M. Rubin, a director of the Company. The sale price was $2,210,000 in cash at closing. Subsequent to the closing of the sale, the Company entered into a 20-year commercial lease agreement with MRR for the Sparks, Nevada facility at an initial rental rate of $252,000 per year. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by the Company. The sale resulted in a deferred gain which will be amortized over the life of the lease pursuant to generally accepted accounting principles. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $276,000. The new lease qualifies for treatment as an operating lease and the remainder of the deferred gain which was previously being amortized over the life of the cancelled lease was all recognized in the first quarter of fiscal year 2001.

      On April 1, 2000, the Company entered into a lease with McLain-Rubin Realty Company II, LLC ("MRR II"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company, for a 5-year lease on its Vancouver, Washington corporate office with an annual rate of $98,000. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The lease qualifies for treatment as an operating lease.

                                 OTHER BUSINESS

            As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter, which is to be presented for action at the Annual Meeting. If any matter other than those described above (i.e., election of directors and the issuance of 600,000 shares of common stock of the Company to the Robert Rubin Family Stock Trust) does properly come before the Annual Meeting, the individuals named in the enclosed Proxy will, unless indicated otherwise, vote the shares represented thereby in accordance with their best judgment.

                            AUDITORS FOR FISCAL 2001

APPOINTMENT OF AUDITORS

Upon the recommendation of the Company's Audit Committee, the Board has selected PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company for the fiscal year ending July 31, 2001. PricewaterhouseCoopers LLP has acted as independent certified public accountants for the Company since 1993.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions from stockholders.

AUDIT FEES

PricewaterhouseCoopers LLP's fees for the Company's fiscal 2001 annual audit and quarterly financial statement reviews were approximately $88,558.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

PricewaterhouseCoopers LLP did not render any service to the Company in fiscal 2001 with respect to financial information systems design or implementation.

ALL OTHER FEES

PricewaterhouseCoopers LLP's fees for all other services rendered to the Company in fiscal 2001 were approximately $8,100 for benefit plan auditing.

                             ADDITIONAL INFORMATION

Annual Report

            Upon the written request of any stockholder of the Company, as record or beneficial owner, the Company will provide to such stockholder a copy of the Company's Annual Reports on Form 10-K for its fiscal year ended fiscal year ended July 31, 2001, including the financial statements and the schedules thereto, filed with the Securities and Exchange Commission. Any request should be directed to the Corporate Secretary, at the Company's place of business listed above. There will be no charge for the Form 10-K, unless one or more exhibits thereto are requested, in which event the Company's reasonable expenses of furnishing such exhibits may be charged.

Future Stockholder Proposals

            From time to time, stockholders present proposals, which may be the proper subject for inclusion in the Company's Proxy Statement and for consideration at its annual meetings of stockholders. To be considered, proposals must be submitted on a timely basis. Proposals for the next Annual Meeting of Stockholders of the Company must be received by the Company no later than September 10, 2002 for inclusion, if proper, in next year's proxy solicitation materials.

How We Solicit Proxies

            The Company will pay all of the costs of preparing, assembling and mailing the form of Proxy, Proxy Statement and other materials which may be sent to the stockholders in connection with this solicitation, as well as any costs of soliciting proxies in the accompanying form. Solicitation will be made by mail, and officers and regular employees of the Company may also solicit proxies by telephone, telegraph or personal interview for which they will receive no additional remuneration. The Company expects to request brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to solicit proxies from them. The Company will reimburse such brokers and nominees for their out-of-pocket and reasonable clerical expenses in connection therewith.

Certified Public Accountants

            The firm of PricewaterhouseCoopers, LLP, independent auditors, has served as our auditors for the fiscal year ended July 31, 2001 and will serve in that capacity for the current fiscal year which will end on July 31, 2002. A representative of PricewaterhouseCoopers is not expected to be present at our Annual Meeting.

WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                               BY ORDER OF THE BOARD OF DIRECTORS,


                               Mark Wright, Secretary

PROXY                                                                      PROXY

                         Western Power & Equipment Corp.
          4601 N.E. 77th Avenue, Suite 200, Vancouver, Washington 98662

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENT, that the undersigned stockholder of Western Power & Equipment Corp. (the "Company") hereby constitutes and appoints C. Dean McLain and Mark Wright and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution to vote all of the shares of stock of the Company that the undersigned would be entitled, if personally present, to vote at the meeting of stockholders of the Corporation to be held on January 9, 2002 at 10:00 a.m. at the offices of Mintz & Fraade, P.C, 488 Madison Avenue, Suite 1100, New York, NY 10022, and at any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1.    Election of Directors:

      For all nominees listed below (except as marked to the contrary below)

      NOMINEES: C. Dean McLain, Robert M. Rubin, Dr. Seymour Kessler, Allen
                Perres, Irwin Pearl

      WITHHOLD AUTHORITY
      to vote for all nominees listed above ___

      INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

      --------------------

2. To approve the issuance of 600,000 shares of common stock of the Company to the Robert Rubin Family Stock Trust.

         For ___              Against ___                 Abstain _______

3. To approve the issuance to each of Dr. Seymour Kessler and Allen Perres of options to purchase 25,000 shares of common stock of the Company.

         For ___              Against ___                 Abstain _______

                                        Dated:                         , 200__
                                              -------------------------